Exhibit 3.1

THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

WW INTERNATIONAL, INC.

(effective as of June 24, 2025)

ARTICLE I

The name of the Corporation shall be WW International, Inc.

ARTICLE II

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time, and any legislation succeeding thereto (the “VSCA”).

All references herein to “Articles of Incorporation” shall mean these Third Amended and Restated Articles of Incorporation, as subsequently amended or restated in accordance herewith and with the VSCA.

ARTICLE III

The aggregate number of shares that the Corporation shall have authority to issue shall be 250,000,000 shares of preferred stock, no par value per share (hereinafter called “Preferred Stock”), and 1,000,000,000 shares of common stock, no par value per share (hereinafter called “Common Stock”).

The following is a description of each of such classes of stock, and a statement of the preferences, limitations, voting rights and relative rights in respect of the shares of each such class:

A. Preferred Stock

1. Authority to Fix Rights of Preferred Stock. The Board of Directors shall have authority, by resolution or resolutions and adoption of an amendment to the Articles of Incorporation, at any time and from time to time to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series, and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares that shall constitute such series and the following relative rights and preferences of the shares of each series so established:

(a) the annual or other periodic dividend, if any, payable on shares of such series, the time of payment thereof, whether any such dividends shall be cumulative or non-cumulative, the relative rights of priority, if any, of payment of dividends on the shares of that series and the date or dates from which any cumulative dividends shall commence to accrue;

(b) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(c) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption prices;

(d) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the amount of such sinking fund;

(e) whether that series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(f) the terms and conditions, if any, on which shares of such series may be converted into shares of stock of the Corporation of any other class or classes or into shares of any other series of the same or any other class or classes, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(g) whether, and if so the extent to which, shares of such series may participate with the Common Stock in any dividends in excess of the preferential dividend fixed for shares of such series or in any distribution of the assets of the Corporation, upon a liquidation, dissolution or winding-up thereof, in excess of the preferential amount fixed for shares of such series; and

(h) any other preferences and relative, optional or other special rights, and qualifications, limitations or restrictions of such preferences or rights, of shares of such series not fixed and determined by law or in this Article III.

2. Distinctive Designations of Series. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Stock shall not be considered to constitute different voting groups of shares for the purpose of voting by voting groups except as required by the VSCA or as otherwise specified by the Board of Directors, as reflected in articles of amendment to the Articles of Incorporation, with respect to any series at the time of the creation thereof.

3. Restrictions on Certain Distributions. So long as any shares of Preferred Stock are outstanding, the Corporation shall not declare and pay or set apart for payment any dividends (other than dividends payable in Common Stock or other stock of the Corporation ranking junior to the Preferred Stock as to dividends) or make any other distribution on such junior stock if, at the time of making such declaration, payment or distribution, the Corporation shall be in default with respect to any dividend payable on, or any obligation to redeem, any shares of Preferred Stock.

B. Common Stock

1. Voting Rights. Subject to the provisions of the VSCA or of the Bylaws of the Corporation as from time to time in effect with respect to the closing of the transfer books or the fixing of a record date for the determination of shareholders entitled to vote, and except as otherwise provided by the VSCA or in articles of amendment to the Articles of Incorporation establishing any series of Preferred Stock pursuant to the provisions of Section 1 of Part A of this Article III, the holders of outstanding shares of Common Stock of the Corporation shall possess exclusive voting power for the election of directors and for all other purposes, with each holder of record of shares of Common Stock of the Corporation being entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

2. Dividends. Subject to the rights of the holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

3. Rights Upon Dissolution. Except as required by the VSCA or the Articles of Incorporation with respect to any rights upon dissolution of the Preferred Stock or any one or more series thereof, the holders of the Common Stock shall have the exclusive right to receive, pro rata according to the number of shares of Common Stock owned of record by each of them, the net assets of the Corporation upon dissolution and the full amount of any dividends or other distributions paid by the Corporation.

C. General Provisions

1. Redeemed or Reacquired Shares. Shares of any series of Preferred Stock that have been redeemed or otherwise reacquired by the Corporation (whether through the operation of a sinking fund, upon conversion or otherwise) shall have the status of authorized and unissued shares of Preferred Stock and may be redesignated and reissued as a part of such series (unless prohibited by the articles of amendment creating any other series) or of any other series of Preferred Stock. Shares of Common Stock that have been reacquired by the Corporation shall have the status of authorized and unissued shares of Common Stock and may be reissued.

2. No Preemptive Rights. No holder of shares of stock of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (a) any shares of stock of any class of the Corporation, or any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of stock of any class, whether or not such shares of stock, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (b) any other security of the Corporation that shall be convertible into, or exchangeable for, any shares of stock of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of its stock of any class or classes, whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the

Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of stock of any class of the Corporation, or any of them, any such shares of stock, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to such holders.

3. Affiliated Transactions Statute. Effective May 8, 2003, the Corporation shall not be governed by Article 14 of the VSCA.

4. Control Share Acquisition Statute. The provisions of Article 14.1 of the VSCA shall not apply to acquisitions of shares of any class of capital stock of the Corporation.

ARTICLE IV

1. The number of directors shall be as specified in the Bylaws of the Corporation but such number may be increased or decreased from time to time in such manner as may be prescribed in the Bylaws, provided that in no event shall the number of directors exceed 15. There shall be one class of directors. Each director shall serve from one annual meeting of shareholders until the next or until his or her earlier death, resignation or removal, subject to the terms of the Bylaws.

2. Directors may be removed with or without cause by the affirmative vote of a majority of the votes entitled to be cast by the then outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors (the “Voting Shares”), voting together as a single voting group.

3. Subject to the rights of the holders of any Preferred Stock then outstanding and to any limitations set forth in the VSCA, newly-created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled (a) by the Board of Directors or (b) at a meeting of shareholders by the shareholders entitled to vote on the election of directors. If the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of either a majority of the directors remaining in office or the sole remaining director, as the case may be. Any director elected by the Board of Directors to fill any vacancy shall hold office until the next annual meeting of shareholders.

4. No provision of any agreement, plan or related document contemplated by Section 13.1-646 of the VSCA and approved by the Board of Directors shall be considered to be a limitation on the authority or power of the Board of Directors but, if so considered, is hereby authorized by these Articles of Incorporation.

ARTICLE V

1. Except as expressly otherwise required in the Articles of Incorporation, to be approved, action on a matter involving (a) an amendment or restatement of the Articles of Incorporation for which the VSCA requires shareholder approval, (b) a plan of merger or share exchange for which the VSCA requires shareholder approval, (c) a sale of assets other than in regular course of business or (d) the dissolution of the Corporation shall be approved by the affirmative vote of a majority of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single group, unless in submitting any such matter to the shareholders the Board of Directors shall require a greater vote; provided that (a) in an uncontested election of directors, directors shall be elected by a majority of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present and (b) in a contested election of directors, directors shall be elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present. For purposes of this Article V, an election of directors is a “contested election” if, as of the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the shareholders of the Corporation, or at any time thereafter, the number of nominees exceeds the number of directors to be elected. For purposes of this Article V, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).

2. In furtherance of, and not in limitation of, the powers conferred by the VSCA, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be altered, amended or repealed by the Board of Directors or by the shareholders having the requisite voting power with respect thereto, provided further that, in the case of any such action by shareholders, the affirmative vote of at least a majority of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single voting group, shall be required in order for the shareholders to amend, alter, change or repeal any provision of the Bylaws or to adopt any additional Bylaw.

ARTICLE VI

1. Every person who is or was a director, officer or employee of the Corporation, or who, at the request of the Corporation, serves or has served in any such capacity with another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise shall be indemnified by the Corporation against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, action or proceeding (whether brought in the right of the Corporation or any such other corporation, entity, plan or otherwise), in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of the Corporation, or such other corporation, entity or plan while serving at the request of the Corporation, whether or not he continues to be such at the time such liability or expense is incurred, unless such person engaged in willful misconduct or a knowing violation of the criminal law.

As used in this Article VI: (a) the terms “liability” and “expense” shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, a director, officer or employee; (b) the terms “director,” “officer” and employee,” unless the context otherwise requires, include the estate or personal representative of any such person; (c) a person is considered to be serving an employee benefit plan as a director, officer or employee of the plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or, in connection with the plan, to participants in or beneficiaries of the plan; (d) the term “occurrence” means any act or failure to act, actual or alleged, giving rise to a claim, action or proceeding; and (e) service as a trustee or as a member of a management or similar committee of a partnership, joint venture or limited liability company shall be considered service as a director, officer or employee of the trust, partnership, joint venture or limited liability company.

The termination of any claim, action or proceeding, civil or criminal, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the standards of conduct set forth in this Section 1. The burden of proof shall be on the Corporation to establish, by a preponderance of the evidence, that the relevant standards of conduct set forth in this Section 1 have not been met.

2. Any indemnification under Section 1 of this Article VI shall be made unless (a) the Board of Directors, acting by a majority vote of those directors who were directors at the time of the occurrence giving rise to the claim, action or proceeding involved and who are not at the time parties to such claim, action or proceeding (provided there are at least two such directors), finds that the director, officer or employee has not met the relevant standards of conduct set forth in such Section 1, or (b) if there are not at least two such directors, the Corporation’s principal Virginia legal counsel, as last designated by the Board of Directors as such prior to the time of the occurrence giving rise to the claim, action or proceeding involved, or in the event for any reason such Virginia counsel is unwilling to so serve, then Virginia legal counsel mutually acceptable to the Corporation and the person seeking indemnification, deliver to the Corporation their written advice that, in their opinion, such standards have not been met.

3. Expenses incurred with respect to any claim, action or proceeding of the character described in Section 1 of this Article VI shall, except as otherwise set forth in this Section 3, be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Article VI. No security shall be required for such undertaking and such undertaking shall be accepted without reference to the recipient’s final ability to make repayment. Notwithstanding the foregoing, the Corporation may refrain from, or suspend, payment of expenses in advance if at any time before delivery of the final finding described in Section 2 of this Article VI, the Board of Directors or Virginia legal counsel, as the case may be, acting in accordance with the procedures set forth in Section 2 of this Article VI, finds by a preponderance of the evidence then available that the officer, director or employee has not met the relevant standards of conduct set forth in Section 1 of this Article VI.

4. No amendment or repeal of this Article VI shall adversely affect or deny to any director, officer or employee the rights of indemnification provided in this Article VI with respect to any liability or expense arising out of a claim, action or proceeding based in whole or substantial part on an occurrence the inception of which takes place before or while this Article VI, as set forth in these Articles of Incorporation, is in effect. The provisions of this Section 4 shall apply to any such claim, action or proceeding whenever commenced, including any such claim, action or proceeding commenced after any amendment or repeal of this Article VI.

5. The rights of indemnification provided in this Article VI shall be in addition to any rights to which any such director, officer or employee may otherwise be entitled by contract or as a matter of law.

6. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article VI, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

ARTICLE VII

1. A special meeting of the shareholders for any purpose or purposes, unless otherwise provided by law, may be called by order of the Chairman of the Board, the President or the Board of Directors or upon the written request of 25% of the Voting Shares applicable to the matter or matters to be brought before the proposed special meeting as of the time such request is delivered.

2. As used in the Articles of Incorporation, the word “own” shall mean “beneficially own” as determined pursuant to Rule 13d-3 (or any successor provision thereto) under the Securities Exchange Act of 1934, as amended.

ARTICLE VIII

Unless the Corporation selects or consents in writing to the selection of an alternative forum, the United States District Court for the Eastern District of Virginia (or, if the United States District Court for the Eastern District of Virginia lacks subject matter jurisdiction, another state or federal court located within the Commonwealth of Virginia) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or shareholder of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the VSCA or these Articles of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation selects or consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including, in each case, the applicable rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX

The Corporation shall not issue nonvoting equity securities (as such term is defined in Section 101(16) of the United States Bankruptcy Code (“Bankruptcy Code”)) to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code for so long as Section 1123(a)(6) is in effect and applicable to the Corporation.